THESTREET.COM REPORTS SECOND-QUARTER 2005 FINANCIAL RESULTS

Net Income from Continuing Operations Reaches $1.7 Million

NEW YORK, July 28, 2005 – TheStreet.com, Inc. (NASDAQ: TSCM), a leading provider of financial commentary, analysis and news, announced its financial results for the second quarter 2005, which included profitability in the Company’s electronic publishing business and the highest deferred revenue balance in the Company’s history.

“Our Electronic Publishing business continues to deliver strong, consistent growth,” said Thomas J. Clarke, Jr., the chairman and chief executive officer of TheStreet.com. “During the quarter, this business had $1.7 million in net income from continuing operations, the 5th consecutive quarter it has achieved profitability. With the closing of Independent Research Group LLC (IRG Research) on June 28th, we are better positioned to drive shareholder value.”

Second Quarter 2005 Results

•

Net income from continuing operations, which excludes results from the Company’s wholly owned subsidiary IRG Research, was $1.7 million, or $0.07 per share, a 30% improvement over the $1.3 million, or $0.05 per share, in the same period last year and a 68% improvement from last quarter’s net income of $1.0 million, or $0.04 per share.

•

Net revenue was $7.8 million, a $0.2 million, or 2%, decrease over the $7.9 million of net revenue during the same period last year and a $54,000, or 1%, decrease from last quarter’s $7.8 million. Year-to-date net revenue is $15.6 million, a $0.5 million, or 3%, increase over the same period last year.

•

Deferred revenue was $9.1 million, a 6% increase over the same period last year and a 16% increase from last quarter’s $7.9 million. This is the highest deferred revenue balance in the history of the company.

•

Net loss for the quarter was ($2.3) million, or ($0.09) per share, $2.1 million greater than the ($0.1) million loss in the same period last year and $1.4 million greater than last quarter’s net loss of ($0.9) million. During the quarter, the Company announced the closing of business operations of IRG Research, which operated the Company’s securities research and brokerage segment. This resulted in a one-time charge of $2.4 million (see “Discontinued Operations”).

•

Total cash flow for the quarter was $1.1 million, a $0.1 million increase over last year’s second quarter cash flow of $0.9 million, and a $4.6 million increase from last quarter’s cash burn of ($3.6) million. Cash flow for the electronic publishing business was $2.7 million, an increase of $0.5 million from last year’s second quarter cash flow of $2.2 million.

•	Cash, restricted cash and investments stood at $29.6 million at the end of the second quarter. This represents a 4% decrease over the same period last year and a 4% sequential increase.

Revenue Streams

•

Advertising revenue for the quarter totaled $2.1 million, a 10% increase over the same period a year ago and essentially flat with last quarter. Year-to-date advertising revenue is $4.2 million, an improvement of $0.9 million, or 26%, over the same period last year. The Company is benefiting from an increase in traffic to its network of Web sites and newsletter services, and an industry-wide revival in online advertising spend. The number of unique visitors to TheStreet.com network has increased 27% in the first half of 2005 compared to the same period a year ago.

•	Subscription revenue for the quarter totaled $5.3 million, a decrease of $0.3 million, or 6%, over the same period last year and a decrease of $0.1 million, or 2%, from last quarter’s $5.4 million.

•

Subscription bookings for the quarter totaled $6.6 million, an increase of 7% over the $6.2 million in same period last year and an increase of 10% from last quarter’s $6.0 million. The number of subscribers to the Company’s premium services increased by 2,971, or 4.3%, during the quarter.

Operating Expenses

•

Our second-quarter operating expenses were $6.3 million, a 7% decrease over the $6.7 million in same period last year and a 10% decrease from last quarter’s $7.0 million. Year-to-date operating expenses are $13.3 million, a 7% improvement over the same period last year.

Discontinued Operations

•

On June 28, 2005, the Company announced plans to exit its IRG Research business. The Company’s consolidated results of operations in the second quarter include charges totaling approximately ($3.9) million related to the losses from IRG Research and the plan to discontinue its operations. This charge is reported in two line items, the loss from discontinued operations which was ($1.5) million, and the loss on disposal of discontinued operations, which the company estimates to be ($2.4) million. Approximately 25%-30% of the estimated disposal charge consists of write-downs of assets, and are not cash related. The majority of the remaining cash portion of the charge is related to severance and the exit of the lease obligation at IRG Research’s former headquarters. All liabilities on IRG Research’s balance sheet at the time of closing are direct obligations of IRG Research. TheStreet.com is not a guarantor of any of these obligations. The final amounts realized from the disposal, as well as IRG Research’s actual losses in fiscal year 2005, will have no effect on the Company’s income from continuing operations in the remainder of fiscal year 2005.

Recent Company Highlights

•

The Company launched TheStreet.com Options Alerts, a subscription service providing options trading ideas to investors. This service is unlike any of our others in that it combines a forward-looking weekly summary -- which is published at the beginning of the week instead of the end -- and an alerts function.

•

TheStreet.com won the 2005 Gerald Loeb Award for Commentary, the highest award in business journalism. The award marks the fifth citation the Company has received this year. Earlier this year, TheStreet.com won its second consecutive Society of American Business Editors and Writers Award for Enterprise Journalism, and received three citations in the "Best of the Web" competition, sponsored by the Media Industry Newsletter.

•

Street Insight, the Company’s subscription web site for professional investors, launched a new section called The Long/Short Investor, which enables the Company to meet subscriber demand for a list of investible ideas that are discussed in depth.

•

New indexing partnerships with CNET and Morningstar will place our headlines on these companies’ quote result pages, driving traffic to either our free TSC story pages or to landing pages where users can sign up for premium content.

TheStreet.com will conduct a conference call today, July 28, 2005, at 11:00 a.m. EST to discuss these results. The Company welcomes all interested parties to listen to the Web cast of its call at http://www.thestreet.com/earnings.

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading provider of investment commentary, analysis and news. Founded in 1996, the Company completed its initial public offering in May 1999. On the Internet, its premium, subscription-based Web site, “RealMoney.com” is accompanied by the professionally oriented subscription sites, “Street Insight,” “RealMoney Pro Advisor,” and the free, flagship site, “TheStreet.com.” The Company also produces a suite of subscription services for use by professionals and self-directed investors, each designed to help a specific segment of the investing public make better-informed investing and trading decisions.

“Cash flow” or “cash burn,” as used in this news release, means the increase or decrease, as applicable, in the Company’s cash, investments and restricted cash from the prior period. TheStreet.com believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it focuses on the creation, or lack thereof, of cash driven by operating manager’s performance. This measure is used by our chief operating decision maker to make decisions about resource allocations within the Company and to assess overall performance, and is among the primary measures used by management for planning and forecasting of future periods. Since TheStreet.com has historically reported this non-GAAP result to the investment community, the Company believes the inclusion of this non-GAAP financial measure provides consistency in our financial reporting. The Company further believes that the use of the terms “cash flow” and “cash burn” allow investors to view financial performance in a manner similar to the method used by the Company’s management, which helps improve their ability to understand the Company’s operating performance.

	For the Quarter Ended ($ in Millions)
	June 30, 2005	Mar. 31, 2005	June 30, 2004
Total cash flow (burn)	$1.1	($3.6)	$0.9
Decrease in restricted cash	-	-	(0.4)
Change in cash and cash equivalents	$1.1	($3.6)	$0.5

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company's SEC filings), which could cause actual results to differ.

###

THESTREET.COM, INC.
BALANCE SHEETS
($ in thousands)

	June 30, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and restricted cash	$ 28,455	$ 30,570
Accounts receivable - net	2,147	1,497
Other receivables	195	95
Prepaid expenses and other current assets	1,305	869
Current assets of discontinued operations	158	457
Total current assets	32,260	33,488

Property and equipment - net	1,974	2,158
Other assets	108	68
Goodwill and intangibles - net	2,484	2,484
Restricted cash	1,100	1,505
Non-current assets of discontinued operations	-	374
Total assets	$ 37,926	$ 40,077

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$ 3,985	$ 5,413
Deferred revenue	9,134	7,311
Current portion of note payable	100	96
Other current liabilities	66	115
Current liabilities of discontinued operations	2,209	1,501
Total current liabilities	15,494	14,436
Note payable	74	125
Other liabilities	-	8
Non-current liabilities of discontinued operations	-	125
Total liabilities	15,568	14,694

Stockholders' Equity:
Stockholders' equity	22,358	25,383

Total liabilities and stockholders' equity	$ 37,926	$ 40,077

Note: The Company has pledged certain cash amounts as security deposits for operating leases. Accordingly, a portion of this cash is classified as a noncurrent asset, and our cash is classified in two places on the above balance sheet.

Cash and restricted cash	$ 28,455	$ 30,570
Restricted cash	1,100	1,505

Total cash, current and noncurrent restricted cash	$ 29,555	$ 32,075